FOR IMMEDIATE RELEASE                                                                                  Ref: 05-29

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports:

Third Quarter 2005 Operational Results

85.8% Occupancy

1.6M sf Second Generation Space Leased

Multi-Tenant Office Building in Richmond Announced

Status Update on Financial Review and Audit

Raleigh, NC – October 25, 2005 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported operational results for the third quarter of 2005. The Company also announced that it is building a multi-tenant office building in Richmond and provided a status update on the financial review and audit.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated, “Third quarter leasing activity remained strong, with 1.6 million square feet of second generation space leased. Total in-service occupancy increased to 85.8%, a 260 basis point improvement from the third quarter of 2004 and a 170 basis point sequential increase. We also saw a strong increase in office occupancy, which was 85.0% at the end of this quarter, compared to 83.5% the previous quarter and 80.9% a year ago.

The Company has made substantial progress this year in strengthening its balance sheet. Through September 30, 2005, we have paid off $270.1 million of debt and preferred stock. This includes $120.1 million of secured debt at an average rate of 7.2%, which unencumbered approximately $280 million of assets, $130 million of 8% preferred stock and a $20 million floating rate unsecured term loan.”

Third Quarter 2005 Highlights

•	Second generation leasing activity in Highwoods’ portfolio totaled approximately 1.6 million square feet, including 1.1 million square feet of office space. For the first nine months of the year, leasing activity totaled approximately 5.0 million square feet, 3.5 million of which was office space. Customer retention was 72% for the quarter and 70% year to date.

•	Occupancy in the Company’s 29.8 million square foot in-service portfolio at September 30, 2005 was 85.8%, up 260 basis points from 83.2% at September 30, 2004. Office occupancy since September 30, 2004, has increased 410 basis points from 80.9% to 85.0%.

Highwoods Properties

October 25, 2005

•	Straight-line (GAAP) rental rates for signed office leases decreased 2.6% in the third quarter from straight line rental rates under the previous leases, in line with the Company’s 2005 expectations. Cash rents for office leases signed declined 6.8%, also in line with the Company’s expectations.

•	Office tenant improvements and leasing commissions as a percentage of term base rent (excluding free rent) were 9.6% compared to the five quarter average of 11.2%. On a dollar per square foot basis, tenant improvements and leasing commissions were $7.85, below our 2005 expectations of $10 to $11 per square foot.

•	2.5 million square feet were sold, generating $234.5 million of gross proceeds. Through September 30, 2005, the Company has sold 4.4 million square feet for gross proceeds of $336 million, surpassing the high end of the Company’s 2005 disposition goal of $300 million. The average occupancy of the properties sold through September 30, 2005 was 79.4%, which includes the two vacant buildings at Highwoods Preserve. Excluding Buildings II and IV at the Preserve, the average occupancy of the properties sold was 84.0%

•	The Company placed two buildings in service during the quarter. These properties, which encompass 466,000 square feet, represent an investment of $36.6 million and are 100% leased.

•	At quarter end, the Company’s wholly owned development pipeline includes eight projects encompassing approximately 790,000 square feet, representing a total projected investment of $127.6 million. At September 30, 2005, these projects were 57.5% pre-leased and were located in seven of the Company’s markets.

Development of Multi-Tenant Office Building Announced in Richmond

The Company announced that it will begin development of Stony Point IV, a multi-tenant Class “A” 104,000 square foot office building in The Park at Stony Point located in Richmond, Virginia. This project, which is currently 46% pre-leased to a high credit, specialty insurance underwriter, represents a projected investment by the Company of approximately $13.1 million, and is expected to be completed in the fourth quarter of 2006. The Company currently owns three additional properties in this office park, encompassing a total of 354,000 square feet, and they are 97% leased. The average occupancy of the submarket in which this office park is located is 90.3%. The Company noted that Stony Point IV is included in its third quarter development pipeline.

Mr. Fritsch stated, “This development project contributes to our achieving an important goal of our Strategic Management Plan which is to build high quality, differentiated assets. Our Stony Point properties have consistently performed very well and we anticipate the demand for this newest addition will be strong. This project is expected to generate a 10+% stabilized cash return on our total investment.”

Filing Status Update

The Company continues its work to finalize the preparation of its financial statements and Ernst & Young LLP, the Company’s independent auditor, is in the process of auditing these financial statements. At this time, the Company cannot provide a definitive date as to when its financial review and E&Y’s audit will be completed. However, based on current information and from discussions with E&Y, the Company believes it will file its 2004 Form 10-K prior to year end. Following the filing of its 2004 Form 10-K, the Company anticipates filing its 2005 10-Qs as soon as possible.

Highwoods Properties

October 25, 2005

SEC Update

The Company noted that there has been no change in the status of the formal investigation by the Securities and Exchange Commission (“SEC”). Management continues to cooperate fully and remains confident and comfortable with the information being provided to the SEC.

2005 Funds from Operations Outlook

Based on its review of year-to-date operational results, the Company reconfirmed the FFO guidance it published on September 28, 2005 for full-year 2005 of $2.27 to $2.33 per share. This estimate continues to reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses and asset dispositions and acquisitions. This estimate excludes any asset gains or impairments associated with actual or potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the year. Specifically, the estimate does not reflect the previously disclosed $4.2 million reduction in FFO and net income available for common shareholders that the Company will record pursuant to EITF Topic D-42. This reduction, which will be taken in the third quarter, is related to the redemption of $130 million of preferred stock on August 22, 2005. This outlook also assumes that any further adjustments to its historical financial statements as a result of the aforementioned review and audit will not have a material impact on the Company’s expected 2005 financial results.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. CAD is another useful financial performance measure of an equity REIT. CAD provides an additional basis to evaluate the ability of a REIT to incur and service debt, fund acquisitions and other capital expenditures and pay distributions. CAD does not measure whether cash flow is sufficient to fund all cash needs. FFO, FFO per share and CAD are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Supplemental Information

A copy of the Company’s third quarter 2005 Supplemental Information that includes leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1521/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Highwoods Properties

October 25, 2005

Conference Call

On Wednesday, October 26, 2005 at 9:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone and Web cast replays will be available two hours after the completion of the call. The telephone replay will be available beginning at 12:00 p.m. Eastern time through 5:00 p.m., Friday, November 4. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 1122022.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of September 30, 2005, the Company owned or had an interest in 454 in-service office, industrial and retail properties encompassing approximately 37.1 million square feet. Highwoods also owns 988 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, expected timing of the filing of our SEC reports, anticipated continuing compliance with debt agreements, expected leasing and financing activities and financial and operating performance and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; the final completion of audited financial statements and SOX 404 testing could necessitate additional unexpected adjustments and/or result in unexpected costs; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s amended 2003 Annual Report on Form 10-K and subsequent SEC reports.

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